FRANCISCO V. AGUILAR
Secretary of State

DEPUTY BAKKEDAHL
Deputy Secretary for
Commercial Recordings

STATE OF NEVADA

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
401 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7141

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Business Entity - Filing Acknowledgement

12/03/2024

Work Order Item Number:	W2024120300421 - 4094159
Filing Number:	20244507259
Filing Type:	Certificate of Designation
Filing Date/Time:	12/03/2024 09:21:37 AM
Filing Page(s):	3

Indexed Entity Information:

Entity ID: C30025-2004
Entity Name: DOGECOIN CASH, INC.
Entity Status: Active
Expiration Date: None

Non-Commercial Registered Agent
CATHY CARROLL
450 HILLSIDE DR A224, MESQUITE, NV 89027, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FVAguilar

FRANCISCO V. AGUILAR
Secretary of State

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of	Business Number C30025-2004
FVAguilar	Filing Number 20244507259
Secretary of State State Of Nevada	Filed On 12/03/2024 09:21:37 AM
	Number of Pages 3

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ *Certificate of Amendment to Designation - Before Issuance of Class or Series*

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: DOGECOIN CASH, INC. Entity or Nevada Business Identification Number (NVID): NV20041645202
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only *(Optional)*: Date: 12/03/2024 Time: 12:00 PM *(must not be later than 90 days after the certificate is filed)*
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: PREFERRED
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X DAVID TOBIAS Signature of Officer Date: 12/03/2024

This form must be accompanied by appropriate fees.

Filed in the Office of	Business Number C30025-2004
F V Aguilar	Filing Number 20244507259
Secretary of State State Of Nevada	Filed On 12/03/2024 09:21:37 AM
	Number of Pages 3

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF DOGECOIN CASH, INC.

Pursuant to Section 78.1955 of the Nevada Revised Statutes, the undersigned, David Tobias, being the duly authorized Chief Executive Officer of Dogecoin Cash, Inc, a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), does hereby certify that, pursuant to the authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation, as amended, and pursuant to the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors, on November 13, duly adopted the following resolution designating a series of 5,000,000 shares of preferred stock as "Series A Preferred Stock":

1. Designation and Number of Shares

There is hereby designated a series of preferred stock of the Corporation as "SERIES A Preferred Stock," consisting of 5,000,000 shares, par value $0.001 per share.

2. Dividends

Holders of SERIES A Preferred Stock shall be entitled to receive dividends at the rate of 1 common share per annum for each SERIES A Preferred share held on November 25 of each year. Dividends shall be NON-CUMULATIVE.

3. Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, the holders of SERIES A Preferred Stock shall be entitled to receive, prior to any distribution to the holders of common stock or any other junior securities, an amount equal to $1 per share, plus any accrued and unpaid dividends.

4. Voting Rights

The holders of SERIES A Preferred Stock shall have the right to 1 vote for each preferred share held.

5. Conversion Rights

The holders of SERIES A Preferred Stock shall not have the right to convert their shares into common stock of the Corporation.

6. Redemption

The Corporation shall have the right to redeem shares of **Series A Preferred Stock** on or before **October 25, 2034**, by issuing **10 shares of common stock** for each **1 share of Series A Preferred Stock** issued and outstanding. Redemption shall be subject to providing prior written notice to the holders of Series A Preferred Stock in accordance with the Corporation's bylaws, and any other applicable notice requirements, terms, and conditions set forth by the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation as of the 13 day of November, 2024.

DOGECOIN CASH, INC.

By: /s/ David Tobias
Name: David Tobias
Title: Chairman/CEO